FORM 2B

LISTING APPLICATION

VICEROY EXPLORATION LTD.

November 5, 2003

1.        General Information

(a)
State the full corporate name, law and date of incorporation of the Issuer, including a summary of any material amendments to the articles, memorandum or other constating documents since incorporation.

Viceroy Exploration Ltd. (the "Issuer" or "ViceroyEx") was incorporated under the Company Act (British Columbia) on March 31, 2003 to participate in a plan of arrangement (the "Arrangement") involving Quest Capital Corp. ("Quest", formerly Viceroy Resource Corporation ("Viceroy"), a TSX listed exempt company, and other companies. Pursuant to the Arrangement, the Issuer acquired Viceroy's Argentine mineral exploration assets and approximately $500,000 cash. The Arrangement involved the re-organization and exchange of securities of Viceroy, Quest Investment Corporation ("Quest Investment"), Avatar Petroleum Inc. ("Avatar"), Arapaho Capital Corp., ("Arapaho"), SpectrumGold Inc. ("SpectrumGold"), the Issuer and two British Columbia holding companies, being Oro Belle Resources Corporation and 650399 BC Ltd.

The following chart sets forth the organization of ViceroyEx and its direct and indirect subsidiaries and their jurisdictions of incorporation.

(b)
State the date the Issuer first became a "reporting issuer" in at least one of the Principal Jurisdictions. Identify each jurisdiction in which the Issuer is a "reporting issuer" and indicate whether it is in default of any requirements under applicable Securities Laws.

The Issuer became a reporting issuer on June 30, 2003 in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick and the Northwest Territories. The Issuer is not, to the best of its knowledge, in default of any requirements under applicable Securities Laws.

(c)	State the address of the Issuer's head office and any other offices. State the address of the Issuer's registered office.

The Issuer's head office, principal business address and registered and records office are located at 9th Floor, 570 Granville Street, Vancouver, British Columbia, Canada, V6C 3P1.

(d)
State whether all or certain of the directors and officers of the Issuer reside outside of Canada and whether substantially all of the assets of the Issuer are located outside of Canada. If so, state the name and address of an agent for service in British Columbia and that the Issuer has agreed to attorn to the laws of British Columbia and the federal laws of Canada applicable therein.

All of the Issuer's Directors and Officers reside in Canada except for Mr. Michael D. Winn who resides in Laguna Beach, California, USA.

The Issuer's mining assets are located in Argentina, South America.

The Issuer's address for service is its registered and records office, 9th Floor – 570 Granville Street, Vancouver, British Columbia, V6C 3P1.

(e)
State the name, address and telephone number of the Issuer's solicitors. Also, give the name and address of the solicitor or attorney who certifies that the applicant is a valid and subsisting issuer and that the shares which have been allotted and issued were legally created and are fully-paid and non-assessable.

he Issuer's solicitor is:

Corey M. Dean
DuMoulin Black
10th Floor
595 Howe Street
Vancouver, BC
V6C 2T5

Telephone:     (604) 687-1224

DuMoulin Black certifies that the Issuer is a valid and subsisting issuer and the shares of the Issuer which have been allotted and issued were legally created and are fully-paid and non-assessable.

(f)
State the name and address of the Issuer's principal registrar and transfer agent and, if the Issuer has more than one registrar and transfer agent, state the name and address of its registrar and transfer agent in the applicable city: Vancouver, BC, Calgary, AB, Toronto, ON, Montreal, PQ or Halifax, NS.

The Issuer's registrar and transfer agent is:

Principal Office:	Co-Transfer Office
Computershare Investor Services Inc.	Computershare Investor Services Inc.
4 th Floor, 510 Burrard Street	11 th Floor, 100 University Avenue
Vancouver, British Columbia	Toronto, Ontario
V6C 3B9	M5J 2Y1

(g)	State the date of the last Annual General Meeting and of the last report to shareholders.

The Issuer has completed a financial year as of June 30, 2003 and has not yet been required to hold an Annual General Meeting.

(h)	State the name, address and telephone number of the Issuer's auditors.

The Issuer's auditors are:

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Place
Suite 700 - 250 Howe Street
Vancouver, BC, V6C 3S7.

Telephone: (604) 806-7000

2.        Financial Information

(a)	State the Issuer's approximate working capital as of a specific date within the two months preceding the date of the Listing Application.

The Issuer's approximate working capital effective upon the date of listing will be $2,435,000, including the proceeds of the Private Placement (as defined in Item 7).

(b)	If assets include investments in securities of other entities, give an itemized statement, showing cost or book value and present market value.

N/A

3.        Directors, Officers, Promoters and Persons Holding More Than 10% of the Issued Equity Shares

(a)	In table format, for each director, officer and Promoter of the Issuer provide the following information:

(i)	state full name and residential or postal address;

(ii)	identify all positions held with the Issuer (such as chairman, director, president, secretary, promoter, etc.);

(iii)	state the number of equity shares of the Issuer directly or indirectly beneficially owned or controlled, separated by type into (a) escrowed, (b) pooled, (c) options and (d) all other securities; and

(iv)	state the name of each employer and give chief occupation in the previous five years. If the employer is a self-owned company, so state (describe the function actually performed; avoid vague descriptions such as "businessman").

The directors,  officers, promoters and persons holding more than 10% of the issued equity shares of the Issuer are as follows:

Name and Residential Address	Position Held with Issuer	No. of Securities Held (1)	Principal Occupation for the Past Five Years
W. David Black 1509 Dunbar Street Vancouver, BC V6R 3L6	Director	Free: 74,715 Direct 88,005 Indirectly Escrowed: Nil Pooled: Nil Options: 100,000 Warrants: 80,000	Partner, DuMoulin Black, Barristers & Solicitors.
Michael H. Halvorson 7928 Rowland Road Edmonton, AB V6A 3W1	Director	Free: 136,676 Direct 115,913 Indirectly Escrowed: Nil Pooled: Nil Options: 100,000 Warrants: 80,000	Self-employed financial consultant; President, Halcorp Capital Ltd. since 1980
Robert V. Matthews 1107 West Keith Road North Vancouver, BC V7P 1Y6	Director	Free: 104,000 Direct Escrowed: Nil Pooled: Nil Options: 100,000 Warrants: 50,000	President, Sheppards Building Materials Inc.

Name and Residential Address	Position Held with Issuer	No. of Securities Held (1)	Principal Occupation for the Past Five Years
Ronald K. Netolitzky 3821 Miramontes Drive Victoria, BC V6T 1S5	President & Director	Free: 467,214 Direct Escrowed: Nil Pooled: Nil Options: 300,000 Warrants: 55,000	Chairman, Viceroy Resource Corporation Oct. 1996 to Nov., 2002; President & Chief Executive Officer, Viceroy Resource Corporation, Dec. 31, 2001 to June 30, 2002; President, Keewatin Consultants Inc., April 1988 to present.
A. Murray Sinclair 1937 Knox Road Vancouver, BC V6T 1S5	Director	Free: 17,000 Escrowed: Nil Pooled: Nil Options: 100,000 Other: Nil	Managing Director, Quest Capital Corp. from July 7, 2003 to present; Chairman and Director, Viceroy Resource Corporation from Nov. 2002 to June 30, 2003; President & Director of Quest Investment Corporation from July 2002 to June 30, 2003; President, Quest Ventures Ltd., Dec. 1996 to present; Director Arapaho Capital Corp. from 1998 to June 30, 2003; and Director, Quest Management Corporation, Jan. 1997 to present.
Michael D. Winn 929 Emerald Bay Laguna Beach, CA 92651	Director	Free: 25,000 Indirectly Escrowed: Nil Pooled: Nil Options: 100,000 Other:	VP Corporate Development, Quest Capital Corp. since July 7, 2003 to present; VP Corporate Development, Viceroy Resource Corporation from Nov. 2002 to June 30, 2003; President, Terrasearch Inc. (financial consulting company), Jan. 1997 to present.

Name and Residential Address	Position Held with Issuer	No. of Securities Held (1)	Principal Occupation for the Past Five Years
Susan M. Neale 3445 West 1 st Avenue Vancouver, BC V6R 1G6	Chief Financial Officer	Free: 47,625 Direct Escrowed: Nil Pooled: Nil Options: 75,000 Warrants: 5,000	Certified General Accountant; Chief Financial Officer, Quest Capital Corp. since July 7, 2003 to present; Chief Financial Officer, Viceroy Resource Corporation, Aug. 2001 – June 30, 2003; Controller of Viceroy Resource Corporation, June 1996 to May 2000.
Kim C. Casswell 23209 – 123 rd Avenue Maple Ridge, BC V2X 4E1	Corporate Secretary	Free: Nil Escrowed: Nil Pooled: Nil Options: 25,000 Other: Nil	Corporate Secretary, Viceroy Resource Corporation to July 7, 2003; Corporate Secretary, CVL Resources Ltd., and Sennen Resources Ltd. to Dec. 2001; Corporte Secretary, Chase Resource Corporation and Essex Resource Corporation, Corporation to Aug. 2001.
Quest Capital Corp. 300 – 570 Granville Street Vancouver, BC V6C 3P1	Promoter	Free: 1,001,451 (2) Escrowed: Nil Pooled: Nil Options: Nil Other: Nil	Not Applicable

	(1)	Effective immediately following the date of listing including share and warrants purchased pursuant to the Private Placement.

	(2)	Assumes the completion of the sale of 1,775,000 shares by Quest Capital Corp. following listing.

(b)	If any director, officer or Promoter of the Issuer is, or has been within the past three years, a director, officer or Promoter of any other reporting issuer, provide the following information:

(i)
state the number of other issuers of which he is currently a director, officer, or promoter and the names of any reporting issuers with which he was involved in the past five years, including the names, markets upon which they trade, and the approximate start and ending dates; and

W. David Black is currently a director, officer or promoter of 7 other reporting issuers and within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Quest Capital Corp (1)	Director	TSX	05/1983 to present
Pacific Wildcat Resources	Director	TSX Venture	04/1994 to present
Maxy Oil & Gas Inc.	Director	TSX Venture	09/1998 to present
Watersave Logic Corporation	Secretary	TSX Venture	08/2001 to present
Southwestern Resources Corp.	Director	TSX	06/2000 to present
Spur Ventures Inc.	Director	TSX Venture	06/2000 to present
SpectrumGold Inc.	Director	TSX	04/2003 to present
Rival Energy Inc.	Director	TSX Venture	02/2000 to 06/2003
Bradstone Equities Partners Inc.	Director	TSX	06/1997 to 07/2002
Peruvian Gold Limited	Director	TSX Venture	06/1998 to 07/2002
Profco Resources Ltd.	Director	TSX Venture	01/1992 to 12/1998
Jeda Petroleum Ltd.	Director	TSX Venture	11/1995 to 02/2000
Clickhouse.com	Secretary	TSX Venture	10/1997 to 03/2000
Petrolex Engery Corp.	Director	TSX	11/1996 to 04/2000
Polymet Mining Corp.	Director	TSX Venture	08/1999 to 05/2000
(1) Formerly Viceroy Resource Corporation

Michael H. Halvorson is currently a director, officer or promoter of 10 reporting issuers and within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Consolidated Trillion Resources Ltd.	Director/Officer	TSX	10/1993 to 09/2000
Oro Belle Resources Corporation	Director	VSE	02/1997 to 06/1998
Quest Capital Corporation(1)	Director	TSX	06/1996 to present
SpectrumGold Inc.	Director	TSX	10/2003 to present
Western Silver Inc.	Director	TSX	10/1997 to present
Gentry Resources Ltd.	Director	TSX	10/1997 to present
Sloane Petroleum Inc.	Director	TSX Venture	06/1998 to 03/2001
Radiant Resources Inc.	Director	TSX Venture	04/1998 to present
Orezone Resources Inc.	Director	TSX	05/1999 to 08/2002
Orezone Resources Inc.	Director	TSX	06/2003 to present
Royal County Minerals Corp.	Director	TSX Venture	06/2001 to present
Predator Capital Inc.	Director	TSX Venture	09/2000 to 06/2003
Luxor Developments Ltd.	Director	TSX Venture	05/2001 to present
Majescor Resources Inc.	Director	TSX Venture	09/2002 to present
Newcastle Minerals Inc.	Director	TSX Venture	06/2002 to present
Esperanza Silver Corporation (listing application pending)	Director	TSX Venture	04/2003 to present
(1) Formerly Viceroy Resource Corporation.

Robert V. Matthews is not a director, officer or promoter of any other reporting issuers but within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Quest Capital Corp. (1)	Director	TSX	06/1998 to 06/2003
(1) Formerly Viceroy Resource Corporation.

Ronald K. Netolitzky is currently a director, officer or promoter of 10 other reporting issuers and within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Brett Resources Inc.	Director	TSX Venture	08/1993 to present
Golden Band Resources Inc.	Director	TSX Venture	07/1989 to present
Santoy Resources Ltd.	Director/President		08/1995 to present
Strongbow Resources Inc.	Director	TSX Venture	08/1990 to present
Skeena Resources Limited	Director	TSX Venture	04/1983 to present
Solomon Resources ltd.	Director	TSX Venture	08/1989 to present
Consolidated Trillion Resources Ltd.	Director	OTCBB-USA	10/1987 to present
Aurcana Corporation	Director	TSX Venture	09/1997 to present
American Bonanza Gold Mining Corp.	Director	TSX Venture	08/1997 to 07/2002
Canico Resources Corp.	Director	TSX	12/2001 to 09/2002
Quest Capital Corporation (1)	Director	TSX	05/1996 to present
SpectrumGold Inc.	Director	TSX	04/2003 to present
Pacalta Resources Limited	Director		04/1987 to 04/1999
(1) Formerly Viceroy Resource Corporation.

A. Murray Sinclair is currently a director, officer or promoter of 20 other reporting issuers and within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Antrim Energy Inc.	Director	TSX	10/2002 to present
Arapaho Capital Corp.	Director	TSX Venture	06/1998 to present
Aurora Platinum Corp.	Director	TSX Venture	05/2000 to present
Breakwater Resources Ltd.	Director	TSX	07/1993 to present
Coubran Resources Ltd.	Director	TSX Venture	01/2000 to present
Elgin Resources Ltd.	Director	TSX Venture	12/2000 to present
Gabriel Resources Ltd.	Director	TSX Venture	06/2003 to present
General Minerals Corporation	Director	TSX	06/2003 to present
Goodfellow Resources Ltd.	Director	TSX Venture	03/2003 to present
Groundstar Resources Limited	Director/President	TSX VenturE	01/2003 to present
Kirkland Lake Gold Inc.	Director	TSX	07/1994 to present
Lagasco Corp.	Director	TSX Venture	03/2001 to present
Marchwell Capital Corp.	Director	TSX Venture	05/1996 to present
New Inca Gold Ltd.	Director	TSX Venture	05/1998 to present
Quest Capital Corp. (1)	Director Managing Director Chairman	TSX TSX TSX	06/2002 to present 07/2003 to present 12/2002 to 07/2003
Rentcash Inc.	Director	TSX Venture	05/2002 to present
Skye Resources Inc.	Director	TSX Venture	01/2002 to present

Name of Issuer	Position Held	Market on Which it Traded	Period
Upland Resource Corporation	Director/President	TSX Venture	09/2002 to present
Wolfden Resources Inc.	Director	TSX Venture	08/2000 to present
AimGlobal Technology Company Inc.	Director	TSX Venture	07/2001 to 08/2001
Avatar Petroleum Inc.	Director	TSX Venture	07/2202 to 06/2003
Arlington Ventures Ltd.	Director	TSX Venture	03/1996 to 10/1999
Belvedere Resources Ltd.	Director	TSX Venture	08/1003 to 10/2002
Berkley Resources Inc.	Director	TSX Venture	06/2002 to 11/2202
Bradstone Equity Partners, Inc.	Director	TSX Venture	06/2002 to 07/2002
Can West Exploration Inc.	Director	TSX Venture	06/1998 to 06/1999
Fifty-Plus.Net International Inc.	Director	TSX Venture	06/1997 to 10/2002
Glenex Industries Inc.	Director	TSX Venture	09/2001 to 09/2001
Goodfellow Resources Ltd.	Vice-President	TSX Venture	12/2002 to 10/2003
Habanero Resources Inc.	Director	TSX Venture	05/1993 to 01/1999
Kast Telecom Inc.	Director	TSX Venture	12/1996 to 04/2000
Magnifoam Technology Inc.	Director	TSX Venture	02/1998 to 09/2000
Navan Capital Corp.	Vice-President	TSX Venture	02/2000 to 09/2003
PetroFalcon Corporation	Director President & CEO	TSX Venture TSX Venture	11/2001 to 06/2003 07/2002 to 06/2003
Pickle Crow Resources Inc.	Director/President	TSX Venture	08/1997 to 12/1999
Quest Investment Corporation	Director/President	TSX	07/2002 to 06/2003
Reliant Ventures Ltd.	Director	TSX Venture	12/1999 to 09/2002
Reserve Royalty Corp.	Director	TSX Venture	02/2000 to 07/2002
Rodin Communications Corporation	Director	TSX Venture	02/2000 to 10/2000
Roseland Resources Ltd.	Director	TSX Venture	10/1997 to 09/1999
RTO Enterprises Inc.	Director	TSX Venture	08/1993 to 12/2000
Sextant Entertainment Group Ltd.	Director	TSX Venture	12/1996 to 12/2001
Simmonds Capital Limited	Director	TSX Venture	06/1998 to 09/1998
Stockscape	Director	TSX Venture	06/1999 to 07/2002
Suite101.com, Inc.	Director	TSX Venture	03/1997 to 12/1998
Vista Gold Corp.	Director	TSX	02/2002 to 10/2002
(1) Formerly Viceroy Resource Corporation.

Michael D. Winn is currently a director, officer or promoter of 7 other reporting issuers and within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Aurora Platinum Corp.	Director	TSX Venture	05/2000 to present
General Minerals Corp.	Director	TSX	06/2003 to present
Lake Shore Gold Corp.	Director	TSX Venture	12/2002 to present
Mena Resources Inc.	Director	TSX Venture	06/2002 to present
Quest Capital Corp (1)	Director /Officer	TSX	07/2002 to present
Superior Diamond Corp.	Director	TSX Venture	08/2002 to present
SpectrumGold Inc.	Director	TSX	04/2003 to 08/2003
Francisco Gold Corp.	Director	TSX Venture	06/2002 to 11/2001
Kenetech Corp.	Director	Nasdaq	11/1999 to 12/2000
(1) Formerly Viceroy Resource Corporation.

Susan M. Neale is currently a director, officer or promoter of 1 other reporting issuer and within the past five years has been a director, officer or promoter of the following other reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Quest Capital Corp. (1)	Officer	TSX	09/2001 to present
(1) Formerly Viceroy Resource Corporation.

Kim C. Casswell is not a director, officer or promoter of any other reporting issuers and within the past five years has been a director, officer or promoter of the following reporting issuers:

Name of Issuer	Position Held	Market on Which it Traded	Period
Quest Capital Corp. (1)	Officer	TSX	06/2001 to 07/2003
CVL Resources Ltd.	Officer	TSX Venture	01/1996 to 12/2001
Essex Resource Corporation	Officer	TSX	03/1996 to 08/2001
Sennen Resources Ltd.	Officer	TSX Venture	06/1997 to 12/2001
Chase Resource Corporation	Officer	TSX	03/1995 to 08/2001
(1)  Formerly Viceroy Resource Corporation.

(ii)
state the name of any issuer which was, during the period he was a director, officer or promoter of the Issuer, struck from the applicable corporate registry, or whose securities were the subject of a cease trade order or suspension order for a period of more than thirty consecutive days. Describe as well the reasons for the striking off, cease trade or suspension order.

None of the directors, officers and promoters of the Issuer were a director, officer or promoter of any other reporting issuer during the past three years that was struck from the applicable corporate registry or had its securities subject to a cease trade or suspension order (excluding halts or suspensions in trading in respect of a change of business, reverse take-over, qualifying transaction or inactive status) for a period of more than 30 consecutive days except as follows:

On November 28, 2001, Quest Ventures Ltd. ("Quest Ventures"), a company in which A. Murray Sinclair is a shareholder and director, participated in a private placement of 4,000,000 common shares in Pretium Industries Inc. (formerly VisuaLABS Inc.) ("Pretium"). Pretium is a corporation the common shares of which trade on the TSX Venture. Subsequent to the private placement, Mr. Sinclair was appointed director of Pretium. Notwithstanding that Pretium received the appropriate approvals prior to the completion of the private placement, including that of the Canadian Venture Exchange Inc. (the predecessor to TSX Venture), an existing shareholder of Pretium appealed the approval of the TSX Venture to the British Columbia Securities Commission ("BCSC"). On February 27, 2002, the BCSC rendered a decision, that among other items, provided as follows:

Under section 161(1)(c) of the Securities Act (British Columbia) that the exemptions described in sections 44 to 47, 74, 75, 98 and 99 did not apply to Pretium until a meeting of shareholders had been held at which the shareholders of Pretium ratified the private placement noted above. Under section 161(1)(c) of the Securities Act (British Columbia) that the exemptions described in sections 44 to 47, 74, 75, 98 or 99 did not apply to Quest Ventures in respect of the 4,000,000 common shares of Pretium Inc. issued to Quest Ventures pursuant to the private placement noted above until a meeting of shareholders had been held at which the shareholders of Pretium Industries Inc. ratified the private placement noted above.

On April 19, 2002, the BCSC issued a Variation Order with respect to the above decision that provided as follows:

1.	on May 23, 2002, Pretium held the annual and special meeting of its shareholders at which the shareholders would elect the board of directors of Pretium;

2.
at the meeting, before the election of the board, the shareholders would vote whether to ratify Pretium's issuance of 4,000,000 shares to Quest Ventures on November 28, 2001, or to direct the board to take all necessary steps to reverse the issuance of the Quest Ventures shares;

3.
the ratification of the issuance of the Quest Ventures shares be by way of resolution passed by a majority of the votes cast at the meeting, other than votes attaching to shares owned, directly or indirectly, by:

	(a)	Quest Ventures, the officers or directors of Quest Ventures, the officers or directors of Pretium, or the associates of any of them, or

	(b)	Sheldon Zelitt, Joy Zelitt or Downsview;

4.	the information circular provided to the shareholders in connection with the meeting disclose all material facts relating to the issuance of the Quest Ventures shares;

5.	if the shareholders did not ratify the issuance of the Quest Ventures shares:

	(a)	the Quest Ventures shares cannot could not be voted in respect of the election of the board at the meeting; and

	(b)	the boards of Pretium and Quest Ventures would take all necessary steps to reverse the issuance of the Quest Ventures shares.

A meeting of the shareholders of Pretium was held on May 23, 2002 at which time the issuance of 4,000,000 Pretium shares to Quest Ventures was ratified by the shareholders.

(c)	State whether any director, officer, promoter or Insider has received from the Issuer:

(i)
direct or indirect remuneration within the past year and provide particulars, including name of recipient, level of remuneration, and duties performed; or anything of value within the past year which has not been disclosed elsewhere in the Listing Application and provide particulars. Anything of value includes money, securities, property, contracts, options or rights of any kind, whether received directly or indirectly.

1.
The Issuer is currently in negotiations with Quest Management Corporation whereby Quest Management will provide administrative and corporate services, and office space. Terms of the agreement are being finalized and will be within normal industry standards.

2.
The Issuer entered into a Consulting Services Agreement (the "Agreement") dated July 1, 2003 with Keewatin Consultants Inc. ("Keewatin") whereby, Ronald K. Netolitzky as Principal of Keewatin (the "Consultant"), will act as President and Chief Executive Officer of the Company. Remuneration for these services will be a monthly retainer of CDN$7,500. In addition, reimbursement for reasonable travel expenses, food, lodging and sundry expenses and other reasonable out-of-pocket expenses incurred in connection with the scope of work as outlined in the Agreement, will be made. As incentive to the Consultant, additional stock options will granted to the Consultant as considered appropriate from time to time.

(d)
If any director, officer, promoter or other member of Management of the Issuer has, within the ten years before the date of this Listing Application been subject to any penalties or sanctions imposed by a court or a securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer, or theft or fraud, describe the penalties or sanctions imposed.

No director, officer or promoter of the Company has, within the ten years prior to the date of this Listing Application has been subject to any penalties or sanctions imposed by a court or securities regulatory authority relating to trading in securities, promotion or management of a publicly traded issuer, or theft or fraud.

(e)
If any director, officer, promoter or other member of Management of the Issuer has, within the five years before the date of this Listing Application been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receive manager, or trustee appointed to hold the assets of that individual, state the fact.

No director, officer or promoter of the Company has, within the ten years prior to the date of the Annual Information Form, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

(f)
Give the full name, residential or postal address and number of equity shares, separated by type into (a) escrowed, (b) legended, and (c) all other shares, beneficially owned by the 5 largest shareholders and by each person who is known by the Issuer's directors to directly or indirectly beneficially own or control more than 10% of the voting securities of the Issuer other than those persons disclosed in Item 3(a). If the beneficial owner is a non-individual, provide the information required by General Instruction (g).

The name, addresses and number of equity shares, separated by type into (a) escrowed, (b) legended, and (c) all other shares, beneficially owned by the five largest shareholders and each person who is known by the Issuer's directors to directly or indirectly beneficially own or control more than 10% of the voting securities of the Issuer other than those persons disclosed in Item 3(a) are as follows:

Name & Address(1)	Number of Shares(1)	Percentage of Outstanding Shares(2)
CDS & Co. 25 The Esplanada P.O. Box 1038 Stn A Toronto, Ontario M5W 1G5	Escrowed: Nil Legended: Nil Other: 8,492,359 (Common)	47.2%
Quest Capital Corp. 300 – 570 Granville St. Vancouver, BC V6C 3P1	Escrowed:Nil Legended:Nil Other: 1,001,451 (Common) (3)	5.6%
CEDE & Co. 55 Water Street First Sub Level New York, NY 10041	Escrowed: Nil Legended: Nil Other: 1,391,640	7.7%
Exploration Capital Partners 2000 Limited Partnership 7770 El Camino Real Carlsbad, CA	Escrowed: Nil Legended: Nil Other: 579,500	3.2%
Arthur Rule IV & Bonnie Rule Co Tr FBO The Rule Family TR UAD 17/12/98 Limited Partnership 7770 El Camino Real Carlsbad, CA	Escrowed: Nil Legended: Nil Other: 200,000	1.1%

(1)	This information is based on the list of registered shareholders of the Issuer unless the Issuer has been otherwise advised.

(2)	Based on the issued and outstanding share capital of 18,000,000 common shares assuming completion of the Private Placement.

(3)	Assumes the completion of the sale of 1,775,000 shares by Quest Capital Corp. following listing.

4.        Corporate Information

(a)
State the authorized and issued share capital of the Issuer and briefly outline any material rights and restrictions attached to the share capital, such as voting, preference, conversion or redemption rights.

The Issuer's authorized share capital consists of 300,000,000 common shares divided into 100,000,000 First Preferred Shares, 100,000,000 Second Preferred Shares and 100,000,000 Common Shares without par value of which 18,000,000 Common Shares are issued and outstanding as fully paid and non-assessable as of the date of this Listing Application assuming completion of the Private Placement.

Holders of the Issuer's Shares are entitled to one vote per share at all meetings of shareholders, to receive dividends as and when declared by the directors and to receive a pro rata share of the assets of the Issuer available for distribution to holders of the Issuer's Shares in the event of liquidation, dissolution or winding-up of the Issuer. All rank pari passu, each with the other, as to all benefits which might accrue to the holders of common shares.

Issuer's First Preferred Shares/Second Preferred Shares

The Issuer's First Preferred Shares and the Issuer's Second Preferred Shares may be issued in one or more series. The directors of the Issuer may by resolution of the directors before the issue of any series alter the Issuer's Memorandum to fix the number of preferred shares in a series and create, attach and define special rights such as payment of dividends and rights of redemption, conversion and retraction. Holder of the Issuer's First Preferred Shares of each series rank on a parity with the Issuer's First Preferred Shares of every other series and are entitled to preference over the Issuer's Second Preferred Shares, and the Issuer's Shares. Holders of the Issuer's Second Preferred Shares of each series rank on a parity with the Issuer's Second Preferred Shares of every other series and are entitled to preference over the Issuer's Shares.

(b)
In table format, provide details of securities sold for cash in the past 24 months. Indicate by month and year each block of securities sold, price per share, commissions per share, total cash received and total commission paid. Indicate whether the securities were issued as part of a public offering or a private placement.

The particulars of the Issuer's Shares issued for cash pursuant to the Private Placement during the past 24 months are set out in the following table:

Date	Number of Shares	Price per Share	Purpose of Issuance	Commission paid per Share (2)	Total Consideration	Total Commission
(1)	4,200,000	$0.50	Private Placement	6%	$2,100,000	$102,300

(1)	Date of Listing.

(2)	A commission of 6% has been paid as a finder's fee to certain brokerage firms in connection with the Private Placement.

(3)
A total of 350,000 Broker's Warrants will be issued as a finder's fee in connection with the Private Placement. Each Broker's Warrant entitles the holder to acquire an additional share for a period of one year at an exercise price of $0.60.

(c)
In table format, provide details of securities issued for other than cash in the past 24 months. Give a brief description of the properties or other assets acquired, debts or services settled and value attributed thereto.

Date	Number of Shares	Deemed Price Per Share	Purpose of Issuance
June 30, 2003	13,800,000	$0.47	Pursuant to Plan of Arrangement(1)

(1)
Pursuant to the Arrangement, the Issuer acquired all of the issued shares of Oro Belle Resources Corporation which, through wholly-owned subsidiaries, held Argentine mineral exploration assets and approximately $500,000 in cash. The number of shares and price per share were supported by a fairness opinion dated May 6, 2003 issued in connection with the Arrangement by Ross Glanville.

(d)	Provide details of any dividends paid indicating date, amount per share and total amount paid on each distribution.

The Issuer has not paid dividends since its incorporation. The Issuer currently intends to retain all available funds, if any, for use in its business and does not anticipate paying any dividends for the foreseeable future.

(e)	Provide the date of the Issuer's fiscal year end.

The Issuer's fiscal year end is June 30.

(f)
Provide in table format, a list of all subsidiaries or other companies controlled by the Issuer, together with the date and manner of incorporation, the authorized and issued share capital, the nature of business and the percentage of each class of shares directly or indirectly beneficially owned or controlled by the Issuer.

The following table sets forth the organization of the Issuer and its direct and indirect subsidiaries and their jurisdictions of incorporation:

Name	Date and Manner of Incorporation	Authorized & Issued Share Capital	Nature of Business	Percentage and Class of Shares Held
Oro Belle Resources Corporation	December 14, 1995 Amalgamation British Columbia	100,000,000 Common Shares NPV Issued: 13,800,000	Holding Company	100%
Minera De Oro (BVI)	December 7, 1994 British Virgin Islands, International Business Companies Act	50,000,000 Common Shares with a par value of $1.00 each Issued: 100	Holding Company	100%
Minas Argentinas (Barbados) Inc.	December 7, 1994 Barbados	Unlimited number of Common Shares NPV Issued: 6,000,000	Holding Company	100%
Minas Argentinas S.A	March 10, 1994 (charter expires in 99 years) Argentina	12,000 Common Shares with a par value of $1.00 each Issued: 12,000	Mineral Exploration	100%

(g)	State the distribution of issued capital as of the most recent month-end in the following form:

		Number and Type of Securities	Number of Holders
I.	Securities not subject to escrow, pooling or other restrictions on transfer:
A)	Distributed and in the hands of the public (excluding the promoters, officers, directors, and insiders of the Issuer and their associates).	10,217,401 Common Shares	3,365(4)
B)	Distributed and in the hands of the promoters, officers, directors, and insiders of the Issuer and their associates.	1,807,599 Common Shares (1)	8
II.	Securities subject to escrow, pooling or other restrictions on transfer:
A)	Distributed and in the hands of the public (excluding the promoters, officers, directors, and insiders of the Issuer and their associates).	5,705,000 Common Shares (2)	72
B)	Distributed and in the hands of the promoters, officers, directors, and insiders of the Issuer and their associates.	270,000 Common Shares (3)	5
	TOTAL	18,000,000 Common Shares(4)	3,450(5)

(1)	Assumes the completion of the sale of 1,775,000 common shares by Quest Capital Corp. following listing.

(2)	Shares to be issued pursuant to the Private Placement that will be subject to a four month exchange and securities commission hold period from the date of listing of the Issuer on the Exchange.

(3)	Shares to be issued pursuant to the Private Placement that will be subject to a four month exchange and securities commission hold period from the date of listing of the Issuer on the Exchange.

(4)	Assuming completion of the Private Placement.

(5)	Based on share range analysis as at September 18, 2003 provided to the Issuer.

h)	Confirm that, as of the execution date, there were more than 200 shareholders holding a Board Lot of free trading shares.

As of the date of this Listing Application there were more than 200 shareholders holding a Board Lot of free trading shares of the Issuer. Based on a share range analysis report conducted by ADP Proxy on September 24, 2003, there were 1,057 shareholders holding a Board Lot of 500 free trading shares or more of the Issuer.

5.        Shares of the Issuer Held in Escrow, Legended, or Subject to Hold Restrictions

(a)	Briefly describe the number and the material terms governing release and cancellation of all escrow shares.

The Issuer does not have any shares held in escrow.

(b)	Briefly describe the number and material terms governing release of all legended shares.

Pursuant to the Private Placement there will be 4,200,000 shares and any shares issued pursuant to warrants with a hold period of four (4) months from the date of listing of the Issuer on the Exchange. In addition, the 1,775,000 shares which are being sold by Quest will be subject to a four month securities commission hold period from the date of listing of the Issuer on the Exchange.

(c)
State the number and briefly describe the material terms governing any other securities which are subject to an unexpired hold period originally imposed pursuant to any applicable Securities Laws, stock exchange or other similar regulatory authority.

Not applicable.

(d)	State the names and addresses of owners of more than a 5% interest in the escrowed shares, and the number and type of shares held by each.

Not applicable.

6.        Options to Purchase Securities of the Issuer

(a)
Disclose in the aggregate all options, share purchase warrants, rights or agreements to issue securities by the Issuer, or by a present shareholder, which have not been disclosed elsewhere in the Listing Application.

Stock Options

On September 12, 2003, the Issuer granted a total of 700,000 incentive stock options to directors and officers of the Issuer exercisable at $0.50 per share for a term of five years.

On September 18, 2003, the Issuer granted a total of 200,000 incentive stock options to Ronald K. Netolitzky exercisable for a period of five years at $0.60 per share or the average trading price of the Company's stock for the first five days of trading in the Company's stock, whichever is the greater.

Share Purchase Warrants

In aggregate, there will be 4,200,000 share purchase warrants outstanding upon completion of the Private Placement. Each warrant will be exercisable into one common share for a period of three years at a price of $0.60 per share. If for a period of 20 consecutive business days the closing price of the Issuer is at or above $1.20, then the warrant shall expire 30 days following delivery of notice.

In addition, upon completion of the Private Placement there will be a finder's fee of 350,000 Broker's Warrants outstanding to acquire an additional share at an exercise price of $0.60 per share for a period of one year from the date of listing.

(b)	Options granted to employees (other than management employees) can be shown in the aggregate.

The Issuer has not granted any options to employees (other than management employees) to purchase its shares.

7.        Natural Resource Properties

For each resource property:

(a)	Describe the interest owned, leased, held under option, or to be acquired by the Issuer. The description should include:

	(i)	the total consideration paid and payable,

	(ii)	nature and state of title or interest,

	(iii)	the geographical area, including lot and range numbers or claim numbers and acreage, as applicable,

(iv) plant and equipment on the property and Issuer's contribution to costs and share in revenues where these are not identical, and

(v) any applicable royalties, profit sharing, carried interests, etc.

(b)	State whether an Insider or promoter has held any interest in the property in the past 3 years, and if so, state the date and terms of the acquisition and the cost of the property to the vendor.

(c)
Describe any material exploration and development work carried out on the property to date, the cost of the work, the results of such work and any exploration and development work which the Issuer proposes to carry out on the property, the cost of the proposed work and the proposed source of funds.

(d)	State the date and the author of any Geological Report on the properties, and include one copy of any Geological Report prepared regarding the properties.

(e)	Disclose any commitments respecting the property such as installments of cash or shares required to maintain an option, or exploration programs or drilling obligations to maintain a lease.

(f)
For each property that is currently producing revenue for the Issuer, state the total revenue, net to the Issuer, (i) in the latest complete fiscal year and (ii) currently, on a montly basis. State the nature of any royalties or other charges against production.

Mining Properties - If work done on the property has established the existence of reserves of proven, probable or possible ore, disclose the estimated tonnage and grade of each class of ore reserves as well as the name of the person making the estimates and the nature of his relationship to the Issuer. If the property has no known ore reserves, disclose.

Oil and Gas Properties – If reserves have been assigned in a Geological Report acceptable to the regulatory authorities, identify the report by author and date, and state the category (proved producing, proved non-producing, probable additional), type (crude oil, synthetic oil, natural gas, natural gas liquids, sulphur) and values assigned. Provide in table format the proven and probable reserves indicating physical volumes and future net cash flows discounted at 0%, 10%, 15% and 20%. Estimates should be based on constant current prices and costs. Tabulate the current status of the wells. If the property has no known reserves of oil and gas, disclose.

Gualcamayo Project

Acquisition

ViceroyEx's properties are located in Argentina and were held indirectly by Oro Belle Resources Corporation ("Oro Belle"). Minas Argentinas, S.A. ("MASA"), an indirect wholly-owned Argentinean subsidiary of Oro Belle, controls a portfolio of mineral projects consisting of a land position in excess of 70,000 hectares and an extensive geological and geochemical database. The principal MASA property is the Gualcamayo gold project. In addition to Gualcamayo, MASA controls four other less advanced properties including Salamanca, Las Fleches, Evelina, and Las Carachas

The properties were acquired under the Arrangement with Quest as described in Item 1.0. The value of the Argentinean properties was based on a Fairness Opinion completed for Viceroy by Ross Glanville and Associates as part of the Arrangement. In the opinion Glanville states that the value as of December 2002 of all of MASA's properties acquired by ViceroyEx was approximately Cdn$6.0 million. In addition ViceroyEx received $500,000 in funding from Viceroy. The 13,800,000 ViceroyEx shares were issued in connection with the Plan of Arrangement this at an effective price of $0.47 /share.

Nature and State of Title

All of the properties are held 100% by MASA subject to certain royalty agreements as described below. A title opinion has been received which was completed by Dra. Patricia Inés, Mattar an independent legal counsel of San Juan, Argentina. The attached Appendix also includes details of all claim and lot numbers and associated royalties.

Independent Experts Report

As part of the Quest Arrangement an independent geological report entitled "Viceroy Resource Corporation, Gualcamayo Gold Project, San Juan Province, Argentina" dated February 12, 2003 was prepared by Paul E. Dircksen, a professional Registered Geologist and an independent consultant. This report was then subsequently updated by the author to reflect the fact that Viceroy Exploration now holds the properties and is entitled "Viceroy Exploration Ltd., Gualcamayo Gold Project, San Juan Province, Argentina (the "Gualcamyo Report") dated July 31, 2003 and the following disclosure in respect of the Gualcamayo and Salamanca Projects is derived from this report. The Gualcamayo Report was prepared in accordance with National Instrument 43-101. As author of the Gualcamayo Report and as a qualified person under National Instrument 43-101, the author visited the Gualcamayo property and reviewed all data in the San Juan and Vancouver offices. The author did not have any direct responsibility or involvement during the data collection process.

Property Description and Location

The Gualcamayo Project is located in west central Argentina in the San Juan province approximately 220 kilometres north of the city of San Juan. The Gualcamayo Project consists of approximately 24,600 hectares of land and is subject to a 1% production-based net smelter return royalty.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Gualcamayo Project is accessible throughout the year from the city of San Juan by paved and dirt roads. The climate is semi-arid with summer highs exceeding 40º Celsius and winter temperatures averaging 15º Celsius with sub-zero temperatures reached. The property is located in rugged terrain, with elevations in the project area ranging from 1,600 to 2,500 metres. July and August can experience snow accumulations to 15 centimetres above 2,000 metres. The snow typically melts within one or two weeks. The general services and infrastructure for the area is good, and the national power grid is located approximately 65 kilometres from the project. Local labour is readily available and staff engineers and geologists are available through the University of San Juan, as well as consulting firms based in the region.

History

Local miners have sporadically prospected the Gualcamayo area over the past 60 years. These exploration activities were directed towards surface occurrences of skarn hosted lead, zinc, copper, gold and silver mineralization.

Mincorp Exploraciones S. A. ("Mincorp"), an Argentinean company, explored the skarn/intrusive related gold mineralization at Amelia Ines, Magdalena and Belgrano deposits between 1983 and 1988. Mincorp reportedly spent US$6.5 million on exploration during this period with the work being comprised of surface trenching, sampling and mapping; surface and underground diamond drilling; underground development; and geophysical surveys.

MASA entered into a joint venture with Mincorp in 1997 to earn a 60% interest by spending US$5 million over five years. By 1999, MASA had earned its 60% interest; in 2002 MASA acquired the remaining 40% for US$1,000,000. MASA's exploration program was developed to explore and evaluate the potential for epithermal sediment hosted gold mineralization peripheral to the skarn hosted mineralization explored by Mincorp. Between December 1997 and December 2000 MASA completed four drill programs for a total of 11,256 metres and discovered a gold bearing carbonate breccia zone referred to as the Quebrada del Diablo ("QdD") zone.

Based on the drilling through 1999, MASA estimated an inferred geological resource for QdD of 37.7 million tonnes @ 1.16 grams per tonne ("g/t") gold (1,422,000 oz.). Mineral Resources Development Inc. ("MRDI") was retained to confirm MASA's resource estimated. MRDI verified the model using independently derived grade distributions, variography and kriged grade models. MRDI estimated the resources at 37.2 million tonnes grading 1.13 g/t (1,351,000 oz.). Upon completion of the 2000 drill program, MASA updated the geologic resource using all drill data up to and including QDR-058 which yielded an indicated resource of 12.7 million tonnes grading 1.172 g/t gold (480,000 oz.) with an additional inferred resource of 22.4 million tonnes grading 1.016 g/t gold (734,000 oz.).

Regional Geology

The Gualcamayo Project is located along the eastern margin of the Precordillera of west central Argentina, immediately to the east of the Cordillera de Los Andes. The Precordillera consists of a series of north-south trending ranges comprised of Cambrian-Early Ordovician marine platform carbonates overlain by mid-Ordovician through Early

Carboniferous marine clastics, which in turn are overlain by late Carboniferous Tertiary continental clastics. Perm-Triassic and Tertiary granitic complexes locally intrude all sediments.

During the Tertiary Andean Orogeny, sedimentary blocks were telescoped (shortened) eastward into a high-level fold and thrust belt with crustal shortening on the order of 60-90%. The net effect is a series of north-south trending thrust faults, with a stratigraphic displacement of more than 100 kilometres to the east, superimposing lower Paleozoic sediments over Tertiary and Permo-Triassic continental clastic redbeds.

Local and Property Geology

The Gualcamayo Project is located primarily within a package of lower Paleozoic stratigraphy characterized by thick carbonate sequences of upper-Cambrian La Flecha and Ordovician San Juan formations, which are overlain by marine clastics of Upper Ordovician Trapiche formation. The entire stratigraphic section exceeds 1,000 metres in thickness. The immediate project area is intruded by a dioritic-dacitic porphyry complex, oriented several kilometers east-west by one kilometer north-south, as a larger stock and a series of dikes. The intrusive phases have not been differentiated, however, subtle compositional variations and contrasting structural emplacement suggests a more complex intrusive history.

The dominate structural regime of the Precordillera is an east-west compressional deformation consistent with Andean deformation resulting in a series of north-south trending regional thrust faults. The Gualcamayo project is located between several of these regional thrust faults. Folding generated by this period of compressional deformation is cut by north-east and east-west reverse faulting indicative of a subsequent north-south compressional event.

Exploration

During 1996 – 1997, MASA conducted stream sediment sampling and reconnaissance rock-chip sampling that identified several areas, including the QdD zone. General geologic reconnaissance mapping followed the sampling including a detailed structural mapping at a scale of 1:250 in 2000. Between 1997 and 2000, MASA completed 58 drill holes totaling 11,256 metres (33 diamond holes and 25 reverse circulation) focused primarily on the QdD zone. The core was photographed, logged, split and samples were collected at generally two metre intervals.

Several diamond drill holes were twinned with reverse circulation holes to establish if gold was being lost during diamond drilling due to loss of auriferous fines within the various breccias. Both of the reverse circulation and diamond drill recoveries were less than 100%. According to a review by MRDI the study revealed that coincidental intervals of low gold values and poor recovery were more prevalent in diamond drill holes than reverse circulation holes.

Mineralization

Gualcamayo is a sediment-hosted, structurally controlled, intrusive related gold occurrence. Gold mineralization is concentrated within stockwork fractured carbonates, carbonate breccias and intrusive breccias within or proximal to a porphyry intrusive complex. The mineralization can be described as a low sulfide bearing (<3%) and low silica system. The gold in the breccias is related to a hydrothermal event overprinting the skarn and extending into the surrounding carbonate section. The mineralized structures are strongly oxidized throughout the depth of drilling. Skarn mineralization at Amelia Ines is comprised of chalcopyrite, sphalerite, galena pyrhotite and pyrite representing an earlier higher temperature event.

Mineral Resources and Mineral Reserve Estimates

A geological resource was estimated by Ronald G. Simpson, P. Geo. (GeoSim Services Inc.) in August 2001. The estimate was based on all drill data as well as geologic data collected by R. Diment and P. Marquis during the 2000 program. The global resource estimate is based on a cut-off grade of 0.6 g/t gold and is as follows:

Category	Tonnes (000's)	Grade g/t gold	Total oz. (000's)
Indicated	12,734	1.17	480
Inferred	22,449	1.02	734

Mineral Processing and Metallurgical Testing

Metallurgical testwork to date includes 24-hour bottle-roll on eight samples by Resources Development Inc. ("RDI"), a metallurgical testing facility of Reno, Nevada, and 140 reverse circulation samples by Viceroy at its Castle Mountain and Brewery Creek facilities. The results from RDI's work showed gold recoveries in excess of 92% within 24 hours on all oxidized samples with sodium cyanide consumption being low. The recoveries from Viceroy's testwork for oxidized material averaged 85%, again indicating the amenability of oxide material to direct cyanidation. To date, a very small percentage (10%) of the mineralized body is classified as sulfide. Additional column testing will be required.

Recommendations

Continued exploration work at Gualcamayo is recommended. Numerous areas have been identified that warrant additional exploration. Further drilling within the resource area is necessary prior to any pre-feasibility study. Future work programs will focus on the potential to outline higher grades; to expand the resource in order to reduce the waste to ore ratio; and to locate ore zones of mineralization. A two-phase program for the Gualcamayo area is recommended.

The Phase I proposed exploration work program is estimated to cost US$300,000 and includes:

-	Detailing mapping/sampling of geochemical targets at the Gualcamayo and Salamanca Projects.

-	Detailed mapping and sampling of regional geochemical anomalies and structures within the intrusive complex and peripheral to it.

-	Continue metallurgy studies for Amelia Ines and Salamanca.

-	Complete bottle roll tests.

-	Log and sample all Mincorp core.

The Phase II proposed exploration work program is estimated to cost US$1,000,000 and includes:

-	Drill test targets peripheral to and on-strike with the Gualcamayo Project.

-	In-fill drill areas of structurally-controlled higher grade mineralization within the resource boundary.

-	Drill test regional targets within the intrusive complex and peripheral to it.

-	Drill test new targets established from the Phase I exploration work program.

Salamanca Project, Argentina

Property Description and Location

The Salamanca Project is located in the northeast part of the Guandacol District. The project is situated on the boundary of La Rioja and San Juan Provinces, approximately 230 km north of the city of San Juan, is located 10 kilometres north of Gualcamayo, and consists of 3,155 hectares. The Salamanca Project is accessible throughout the year by paved and dirt roads. The property is located in rugged terrain, with elevations ranging from 1,600 to 2,500 metres.

History

In the late 1980's, Mincorp, a subsidiary of Anglo American conducted mapping, sampling, trenching and limited drilling on the property. MASA acquired the project under an option agreement and between 1996 and 1997, completed two phases of work that included mapping, sampling, and drilling. MASA's exploration program outlined a sediment-hosted, skarn-related mineralized zone with a strike length of over 600 metres and a thickness of up to 55 metres.

Mineralization

The mapping, sampling and drilling completed by Mincorp and MASA have defined a potential mineralized zone extending approximately 600 metres along strike and 40 to 50 metres thick. The zone appears to be open along strike and at depth.

Recommendations

Additional exploration of the Salamanca Project is recommended. A number of silt and rock chip geochemical anomalies requires follow-up detailed geologic mapping, sampling and drill test. This work is included as part of the Gualcaymo budget.

Other Projects

MASA controls three other projects situated in the high Andes of Argentina. These projects include Evelina, Las Carachas/Cordon de la Brea, and Las Flechas.

Las Flechas is located in the Department of Iglesia, in northwestern San Juan Province and consists of eight cateos totaling 32,419 hectares. The area can be reached by four wheel drive vehicles from SanJuan.

Previous geochemical sampling at Las Flechas revealed six areas of anamolous gold and silver values, with samples ranging up to 40gpt gold and 500gpt silver. Further mapping, trenching and geophysical surveys outlined three areas of gold and silver mineralization. In early 1997, core drilling totaling almost 1800 metres was completed by MASA. The type and extent of mineralization discovered could provide direction for further exploration efforts.

Evelina is located approximately 210 kilometres northwest of San Juan City in the Valle del Cura Region, San Juan Province and consists of 6,498 hectares. The Las Crachas-Cordon de la Brea project consists of 8,600 hectares, and is located 320 kilometres north of the provincial capital of San Juan. All three properties have had various amounts of work completed by MASA and its former partners. MASA is currently compiling and reviewing all the historical data collected in order to develop an exploration program and budget. This compilation work will be completed in 2003.

Available Funds

The Issuer, in connection with the Arrangement, advanced $500,000 to Oro Belle. Subsequent to the Arrangement. the Issuer arranged for a private placement (the "Private Placement") of 4,200,000 shares and 4,200,000 warrants, at $0.50 per unit for a total consideration of $2,100,000. These monies are held in escrow pending the listing of the Issuer and completion of the Private Placement.

ViceroyEx expects to have the following funds available (the "Available Funds") to it upon listing of the ViceroyEx shares on the TSX Venture Exchange:

Working Capital	$500,000

Private Placement Financing	2,100,000

Total:	$2,600,000

Principal Purposes

ViceroyEx anticipates that it will use the Available Funds as follows:

To pay the estimated ViceroyEx costs of the transaction	$75,000

Cash Finder's Fee for Private Placement Financing	$105,000

To pay for the Phase I exploration work program	420,000

To pay for the Phase II exploration work program	1,400,000

To pay estimated administrative expenses for the next 18 months	330,000

Unallocated working capital	270,000

TOTAL:	$2,600,000

The Issuer will spend the funds available to it to carry out its proposed exploration and development program as set out in "Gualcamayo Project – Recommendations". There may be circumstances where, for sound business reasons, a re-allocation of funds may be necessary.

8.        Particulars of Non-Resource Assets

For each material non-resource asset:

(a)	Describe the interest owned or to be acquired by the Issuer.

(b)	Describe the business carried on or intended to be carried on by the Issuer, and the general development of such business to date.

(c)	If the business consists of the production or distribution of various products or the rendering of various services, describe the principal products or services.

(d)
Describe the method of marketing and distributing the products and, in tabular form, if possible, the character and amount of the annual output for the preceding five years (in terms of physical units).

(e)	Provide a summary of any valuation, feasibility or technical report.

(f)	If the issuer has not commenced business or is entering or has recently entered a new business, include a summary of the management plan for the next 24 months.

(g)
State the location and general character of any material properties including buildings and plants of the Issuer. If any property is not held as a freehold property (eg. leased property), state and briefly describe the nature of title. If a property is subject to any material encumbrance (eg. mortgage) briefly describe the encumbrance.

(h)	If an Insider or promoter of the Issuer has held any interest in the asset, property or business during the past 3 years, disclose.

Not Applicable

9.        Listing and Trading of Issuer's Shares

(a)	Show listings on other stock exchanges or markets with date of listing.

Not Applicable

(b)	Is an application for listing on any other stock exchange or market pending or contemplated? If so, give details.

No, however as disclosed in item 10 (d) it is the intention of the Issuer to seek a quotation on the OTCBB after the close of the Trillion Plan of Arrangement (as hereinafter defined).

(c)	Have the Issuer's shares ever been delisted or suspended by any stock exchange? If so, give details.

No

(d)	Has any application for listing the Issuer's shares on any stock exchange or market ever been refused, deferred, or withdrawn? If so, give details.

No

(e)	Are the Issuer's shares quoted over-the-counter in any jurisdiction? If so, give details.

No

10.       Particulars of Other Material Facts

(a)
Describe any actual or pending material legal proceedings to which the Issuer is or is likely to be a party of which any of its property is or is likely to be the subject and particulars of any other circumstances which might affect the Issuer's position or title adversely.

There are no actual or pending material legal proceedings to which the Issuer is or likely to be a party or of which any of its property is or is likely to be the subject and particulars of any other circumstances which might affect the Issuer's position or title adversely.

(b)	Disclose particulars of any bonds, debentures, notes, mortgages, charges, liens, hypothecations, loans or other debt obligations outstanding.

The Issuer does not have any bonds, debentures, notes, mortgages, charges, liens, hypothecations, loans or other debt obligations outstanding.

(c)
Give the dates and parties to and the general nature of every material contract entered into by the Issuer which is still in effect and is not disclosed in the foregoing, including any management or employment agreements or any agency or underwriting agreement or any corporate finance, investor relations, promotion or market making agreements.

(i)
On March 15, 2003 the Issuer entered into an Arrangement Agreement with Viceroy Resource Corporation, Quest Investment Corporation, Avatar Petroleum Inc., Arapaho Capital Corp., SpectrumGold Inc., 650399 BC Ltd. and Oro Belle Resources Corporation which involved the reorganization and exchanges of shares of Viceroy Resource Corporation, Quest Investment Corporation, Quest Management Corp., the Issuer, Oro Belle Resources Corporation, SpectrumGold Inc. and 650399 BC Ltd.

(ii)
On June 3, 2003 the Issuer entered into Amendment No. 1 to the Arrangement Agreement which amended the plan of arrangement to reflect securityholders of Oro Belle Resources Corporation and 650399 BC Ltd.

(iii)	The Letter Agreement as described in 10 (d).

(d)	Briefly describe any other material facts not previously disclosed in this application.

(i)
On July 2, 2003 the Issuer announced that it had executed a letter agreement ("Letter Agreement") providing for the acquisition of all the shares of Consolidated Trillion Resources Ltd. ("Trillion") by was of a statutory plan of arrangement ("the Trillion Arrangement") under the Company Act (British Columbia).

The Issuer will acquire all of the shares of Trillion by issuing to shareholders of Trillion 0.70 Issuer shares for each Trillion share. Trillion is an exploration company which trades on the OTCBB under the symbol "TLNOF". Closing of the Trillion Arrangement is conditional upon amongst other things; the companies entering into a definitive form of Arrangement agreement, Trillion receiving final fairness opinions, receipt of all regulatory and shareholder approvals. In addition, it is a condition of the closing that the Issuer will be required to raise a minimum $1 million of additional capital and obtain a listing on a recognized national stock exchange.

Trillion's main asset is cash and marketable securities totaling approximately $3,000,000.

(ii)
Quest Capital Corp. presently holds 2,776,451 common shares of the Issuer. Quest Capital Corporation has agreed to sell, subject to and immediately following the listing of the Issuer's common shares on the Exchange, 1,775,000 of such shares to accredited investors. Such shares will be subject to a statutory 4 month hold period under applicable Canadian Securities Laws.

(e)	List by date each prospectus or amendment issued by the Issuer during the past 3 years and indicate the name of the securities administration(s) which accepted each.

The Issuer has not issued a prospectus during the last three years.

(f)	Indicate whether any application for registration or approval by a securities commission or corresponding government body ever been refused, cancelled, suspended or revoked. Provide details.

No application for registration or approval of the Issuer by a securities commission or corresponding government body has, to the best of the Issuer's knowledge, ever been refused, cancelled, suspended or revoked.

(g)
Give the name, address, telephone number, fax number, and e-mail address (if applicable) of the person or persons who may be contacted for additional information. If the Issuer maintains a web site, provide the address of the web site.

Further information regarding the Issuer may be obtained from other continuous disclosure documents (including the technical report on the Gualcamayo Project) which has been filed on SEDAR under project # 00579311 at www.sedar.com. Questions regarding the Issuer may be directed to:

Ronald K. Netolitzky
9th Floor – 570 Granville Street
Vancouver, BC
V6C 3P1

Telephone:	(604)	688-9780
Fax:	(604)	682-3941
Email:	rnetolitzky @viceroyresource.com

CERTIFICATE OF THE ISSUER

Pursuant to a resolution passed by its Board of Directors, Viceroy Exploration Ltd., hereby applies for listing of the above mentioned shares on the TSX Venture Exchange. The foregoing constitutes full, true and plain disclosure of all Material Facts relating to the securities of the Issuer.

Dated at Vancouver, British Columbia, this 5th day of November, 2003.

"Ronald K. Netolitzky"	"A. Murray Sinclair"
Ronald K. Netolitzky	A. Murray Sinclair
Director	Director

This certificate must be signed by two directors of the Issuer